Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3D) No. 333-159939, and in the prospectus thereto, of our report dated March 31, 2015, with respect to the financial statements of United Development Funding III, L.P., included in this Annual Report on Form 10-K as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012.

/s/ Whitley Penn LLP

Dallas, Texas

March 31, 2015